UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2008

Timberline Resources Corporation
(Exact name of registrant as specified in its charter)

Idaho	000-51549	82-0291227
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

101 East Lakeside Avenue Coeur d’Alene, ID		83814
(Address of principal executive offices)		(Zip Code)

Registrants’ telephone number: (208) 664-4859

n/a (Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On March 10, 2008, Timberline Resources Corporation (the “Company”) entered into an agreement (the “Agreement”) with Douglas Kettle and David and Margaret Deeds (the “Stockholders”) providing for (i) severance arrangements relating to the resignation of Messrs. Kettle and Deeds, the President and CEO, respectively, of our subsidiary Kettle Drilling, Inc. (“Kettle Drilling”); and (ii) the repurchase by the Company of all of the Series A Preferred Stock (the “Preferred Stock”) of the Stockholders.

Under the terms of the Agreement, we will pay $10.0 million in aggregate to repurchase the 4,700,000 shares of Preferred Stock held by the Stockholders.  In connection with the resignations, we will pay each of Mr. Kettle and Mr. Deeds a cash severance amount of $600,000 at the time of their resignation, an additional cash severance of $300,000 paid out over installments during 2008, as well as the balance of their 2007 bonuses ($135,822 each).  Additionally, we will also transfer certain personal property to Mr. Kettle and Mr. Deeds.

The terms in the Agreement related to the severance arrangements and the repurchase of the Preferred Stock of the Stockholders is contingent upon our ability to raise sufficient funds to complete our previously announced proposed acquisition of Small Mine Development, LLC.

This report does not constitute an offer of any securities of the Company for sale. Any securities to be issued in the acquisition transaction and sold in the private sale of the Company’s securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Item 5.02 – Departure of Directors or Certain Officers

The information stated in Item 1.01 is herein incorporated by reference.

SIGNATURES.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Timberline Resources Corporation

Date: March 11, 2008	By: /s/ Randal Hardy
Randal Hardy
Chief Executive Officer, Chief Financial Officer and Director

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